Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of KBR, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-155551, 333-138850 and 333-142101) of KBR, Inc., of our reports dated February 22, 2012, with respect to the consolidated balance sheets of KBR, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity, comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2011, and the related consolidated financial statement schedule (Schedule II), and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 Annual Report on Form 10-K of KBR, Inc. Our report refers to a change in method of accounting for variable interest entities as of January 1, 2010.

/s/ KPMG LLP

Houston, Texas

February 22, 2012